Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of June 17, 2009 ("Effective Date"), is by and between NEW CENTURY BANK, a Pennsylvania bank with its main office located at 99 Bridge Street, Phoenixville, PA 19460 (“Bank") and JAY S. SIDHU, an individual with principal residence at 5 Chardonnay Circle, Mohnton, PA 19540 ("Executive").

Background

A.           Bank wishes to secure the services of Executive as the Bank's Chief Executive Officer on the terms and conditions set forth herein.

B.           Subject to the terms and conditions hereinafer, Executive is willing to enter into this Employment Agreement (this "Agreement") upon the terms and conditions set forth.

C.           The Bank's Board of Directors has approved this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.           Employment. Subject to the terms and conditions of the Agreement between the parties dated May 19, 2009 ("Definitive Agreement"), Bank agrees to employ Executive as its Chief Executive Officer during the "Term" defined in Section 2 of this Agreement. Executive shall report to and be subject solely to direction of the Board of Directors of the Bank. The Bank agrees to appoint Executive its Chief Executive Officer immediately upon commencement of employment hereunder. He shall have the powers and authority ordinarily given to the respective positions described above as provided under the Bylaws of the Bank. Executive will have such duties as normally apply to such positions. Executive shall devote a substantial portion of his working time, abilities and attention to the business of the Bank, and will fulfill all of the duties required of him as Chief Executive Officer. The Bank acknowledges that Executive may serve as the chief executive officer of one, non-competing financial institution. The Board of Directors will consult with Executive from time to time to develop a plan with respect to the time and structure of his activities on behalf of Bank in light of his other business activities. The services of Executive shall be rendered principally in Phoenixville, PA, but Executive shall undertake such traveling on behalf of Bank as may be reasonably required.

2.           Term of Employment. Subject to the terms and conditions of this Agreement, the initial term of employment hereunder shall be for the three (3)-year period commencing on the Effective Date and ending on the day preceding the three (3)-year anniversary of the Effective Date. As of each one (1)-year anniversary of the Effective Date, the term of employment hereunder shall be extended for another one (1) year, automatically, unless either party delivers notice to the contrary to the other party at least sixty (60) days prior to such one (1)-year anniversary, in which case the term of employment hereunder shall expire as of the date to which it was last extended pursuant to this sentence. Such notice shall be delivered in a manner consistent with the requirements of Section 15. References in this Agreement to the "Term" shall refer both to such initial term and any successive terms.

3.           Compensation. In consideration of the services to be rendered by Employee, Bank shall pay to Executive during the initial Term:

(a)           A base salary of not less than Two Hundred and Twenty Five Thousand dollars ($225,000) per annum for each year of the Term, payable in equal installments over such payroll cycles as the Bank pays its executive offices generally, with any salary for initial or final partial months or other payroll periods being prorated based on the number of calendar days in question. It is understood that the Board of Directors of the Bank shall review Executive's performance and make a determination regarding increases in his salary at least once in every calendar year during the Term.

(b)           Incentive Compensation in an amount not to exceed one hundred percent (100%) of Executive's base salary, in such form, and at such time as is provided in such executive incentive plan for Executive as shall be approved by the Board of Directors of the Bank and in effect from time to time. Such incentive compensation may take the form of cash payments ("Cash Bonus"), transfers of stock or stock options (collectively, "Equity Awards"). Equity Awards shall be subject to such restrictions, vesting and other conditions and limitations as set forth in the executive incentive plan developed for Executive.

(c)           In addition to any Equity Awards which may be granted to Executive pursuant to Section 3(b) above, Executive and the Bank agree that in connection with one or more successful acquisitions by the Bank of other financial institutions, or the issuance of shares of common stock of the Bank to raise capital, the Bank shall issue to Executive options or warrants to acquire up to ten percent (10%) of the shares issued in connection with any such acquisition or capital-raising transaction, with appropriate consideration given to the then authorized capital levels as approved by the shareholders of the Bank.

4.           Reimbursement of Expenses; Retirement Plan.

4.1           Reimbursement of Expenses. During the Term, Bank shall reimburse
Executive for reasonable expenses incurred by him in the performance of his duties, as well as those incurred in furtherance of or in connection with the business of Bank, including but not limited to traveling, entertainment, dining and other expenses. In lieu of reimbursement of Executive of his costs of using his personal automobile for business purposes pursuant to the immediately preceding sentence, Bank shall provide a car allowance to Executive of up to one thousand dollars ($1,000) per month.

4.2           Retirement Plan. The Board of Directors shall develop and implement a nonqualified retirement income plan for Executive which shall be designed to provide him with an annual pension commencing upon his retirement from the Bank at or after age sixty-five (65), subject to the Executive's ability to qualify for a variable life insurance policy, which the Bank will own to informally fund such obligation. The goal of the plan shall be to provide an annual pension of two hundred thousand dollars ($200,000) for fifteen (15) years, but the annual amount will be less or more than the target depending upon the performance of the investments inside the informal funding vehicle. The Board of Directors will review the plan on or about the fourth anniversary of the Effective Date and determine whether it is appropriate to increase the target amount and the informal funding thereof in light of Executive's compensation at that time.

Executive shall become vested in this pension after completing seven (7) years of continuous service with the Bank, or upon his termination of employment under circumstances that would result in the Bank's obligation to pay Severance Compensation under Section 5.5 below (and as defined therein).

5.           Termination of Employment.

5.1           Termination by Bank; "Cause." Bank shall have the right to terminate Executive's employment hereunder at any time, with or without "Cause" (as defined below). In the event of any termination by Bank, Bank shall give Executive forty-five (45) days prior notice of any termination without Cause, but shall not be obligated to give Executive prior notice of a termination with Cause. Bank shall nevertheless be obligated to pay Executive such compensation and severance, if any, as may be provided for in this Agreement under the applicable circumstances. Bank will give Executive notice of termination of his employment pursuant to a "Notice of Termination" (as defined below).

5.2           No Right to Compensation or Benefits Except as Stated. If the Bank terminates Executive's employment for Cause, Executive shall have no right to severance compensation of any kind, or any right to salary or other benefits for any period after such date of termination. If Executive is terminated by Bank other than for Cause, Executive's rights to compensation and benefits under this Agreement shall be as set forth in Section 5.5.

5.3           Termination by Executive. Executive shall have the right to terminate his employment, whether or not for "Good Reason" (as hereinafter defined), but, in all events, Executive shall give Bank notice pursuant to a written "Notice of Termination" (as defined below). If the termination by Executive is other than for Good Reason: (i) Executive must give Bank a Notice of Termination not less than forty five (45) days prior to the date his termination of employment will be effective, and (ii) Executive shall have no right to severance compensation of any kind, or any right to salary or other benefits for any period after such date of termination. If termination is by Executive for Good Reason, Executive's rights to compensation and benefits under this Agreement shall be as set forth in Section 5.5.

5.4           Certain Defnitions.

(a)           In connection with a termination of Executive's employment by the Bank, "Cause" shall mean any one or more of the following reasons: (1) the willful material failure by the Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness of the Executive or material changes in the direction and policies of the Board of Directors of Bank), if such failure continues for fifteen (15) days afer a written demand for substantial performance is delivered to the Executive by the Bank which specifically identifies the manner in which it is believed that the Executive has failed to attempt to perform his duties hereunder; (2) the willful engaging by the Executive in willful misconduct materially injurious to the Bank; (3) receipt by the Bank of a notice (which shall not have been appealed by Executive or shall have become final and non-appealable) of any governmental body or entity having jurisdiction over the Bank requiring termination or removal of the Executive from his then present position, or receipt of a written directive or order of any governmental body or entity having jurisdiction over the Bank (which shall not have been appealed by Executive or shall have become final and non-appealable) requiring termination or removal of the Executive from his then present position; (4) personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty involving personal profit or conviction of a felony; or (5) material breach of any provision set forth in Paragraphs 7, 8, or 10, to the extent applicable. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that his action or omission was in the best interest of Bank. Any act or omission to act by the Executive in reliance upon a written opinion of counsel to Bank shall not be deemed to be willful.

(b)           Good Reason. For purposes of this Agreement, "Good Reason" shall mean (1) a material breach by Bank of the provisions of this Agreement, which failure has not been cured within 30 days after a written notice of such noncompliance has been given by Executive to Bank; (2) any purported termination of Executive's employment which is not effected in compliance with the requirements of this Agreement; (3) any reduction in title or a material adverse change in Executive's responsibilities or authority which are inconsistent with, or the assignment to Executive of duties inconsistent with, Executive's status as Chief Executive Officer of Bank; or (4) any reduction in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time.

(c)           Notice of Termination. Any termination of Executive's employment by Bank or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which shall (1) indicate the specific termination provision in this Agreement relied upon; (2) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (3) be given in a manner consistent with the requirements of Section 13.

5.5           Compensation Upon Certain Types of Termination. If Executive shall terminate his employment for Good Reason during the Term, or if Executive's Employment is terminated by the Bank other than for Cause during the Term, or if Executive's Employment is terminated for any reason other than Cause upon expiration of the Term, then in lieu of any salary or damages payments to Executive for periods subsequent to the date of termination, Bank shall pay as "Severance Compensation" to Executive, in lieu of all other damages, compensation and benefits other than any benefits the right to which shall have previously vested, an amount (the "Severance Compensation") equal to the following, depending upon whether a "Change in Control" (as defined below) shall have occurred at the time of termination of employment:

(a)           If a Change in Control shall not have occurred within twelve (12) months prior to the date of termination of Executive's employment with the Bank, the Bank shall pay Executive the following Severance Compensation, payable at the respective times and on the respective conditions set forth in this subsection for each type of Severance Compensation:

(i)           Cash Severance Compensation. Notwithstanding anything to the contrary elsewhere in this Agreement, Executive shall be entitled to receive a dollar amount equal to the sum of Executive's then current base salary plus the average of the annual Cash Bonuses paid to him with respect to the three (3) fiscal years of the Bank immediately preceding the fiscal year of termination, for the greater of one (1) year or the period of time remaining in the Term. This element of Severance Compensation shall be payable in equal installments on the normal pay dates following Executive's separation from service with the Bank within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder (such Section and regulations are sometimes referred to in this Agreement as "Section 409A"). If, as of the date of the Executive's separation from service, stock of the Bank or a holding company or other parent entity with respect to the Bank is publicly traded on an established securities market or otherwise, and if necessary to comply with Section 409A, payments otherwise due during the six (6)-month period following his separation from service shall be suspended and paid in a lump sum upon completion of such six (6)-month period, at which time the balance of the payments shall commence in installments as described in the preceding sentence. Payments shall be subject to deduction for such tax withholdings as Bank may be obligated to make;

(ii)           Equity Awards. All Equity Awards shall be vested in full;

(iii)           Cash Bonus. Executive shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Bank within which Executive's termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to Executive had he remained employed through the date of payment, the numerator of which is the number of days of such fiscal year prior to his termination of employment and the denominator of which is three hundred and sixty-five (365); and

(iv)           Bank shall continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits for the shorter of (i) the length of the severance measurement period set forth in Section 5.5(a)(i) above, or (ii) the maximum period the Bank is then permitted to extend each individual benefit under the applicable plan or policy or applicable law.

(b)           If a Change in Control shall have occurred within twelve (12) months prior to the date of termination of Executive's employment with the Bank, the Bank shall pay Executive Severance Compensation equal to three hundred percent (300%) of the sum of Executive's then current base salary plus the average of the annual Cash Bonuses paid to him with respect to the three (3) fiscal years of the Bank immediately preceding the fiscal year of termination. The Severance Compensation shall be payable in a single lump sum within thirty (30) days following Executive's separation from service within the meaning of Section 409A. If, as of the date of the Executive's separation from service, stock of the Bank or a holding company or other parent entity with respect to the Bank is publicly traded on an established securities market or otherwise, and if necessary to comply with Section 409A, payment of the lump sum shall be suspended and paid within the thirty (30)-day period following the close of the six (6) month period following his separation from service. Payments shall be subject to deduction for such tax withholdings as Bank may be obligated to make. In addition to the aforesaid Executive Severance Compensation, additional Executive Severance Compensation shall be provided as set forth below.

(i)           Equity Awards. All Equity Awards shall be vested in full,

(ii)           Cash Bonus. Executive shall be entitled to a fraction of any Cash Bonus for the fiscal year of the Bank within which Executive's termination of employment occurs which, based upon the criteria established for such Cash Bonus, would have been payable to Executive had he remained employed through the date of payment, the numerator of which is the number of days of such fiscal year prior to his termination of employment and the denominator of which is three hundred and sixty-five (365);

(iii)           Bank shall continue to provide health insurance (including dental if applicable) and any life or disability insurance benefits for the shorter of (i) the length of the severance measurement period set forth in above in this Section 5.5(b), or (ii) the maximum period the Bank is then permitted to extend each individual benefit under the applicable plan or policy or applicable law; and

(iv)           If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive under any other agreement in connection with a Change in Control, Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, Bank (including any successor to Bank) shall pay to Executive at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, Bank (including any successor to Bank) shall "gross up" such Parachute Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Parachute Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by Bank's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive.

(c)           For purposes of this Agreement, "Change in Control" means the occurrence of any one or more of the following events:

(i)           There occurs a merger, consolidation or other business combination or reorganization to which the Bank is a party, whether or not approved in advance by the Board of Directors of the Bank, in which (A) the members of the Board of Directors of the Bank immediately preceding the consummation of such transaction do not constitute a majority of the members of the Board of Directors of the resulting corporation and of any parent corporation thereof immediately after the consummation of such transaction, and (B) the shareholders of the Bank immediately before such transaction do not hold more than fifty percent (50%) of the voting power of securities of the resulting corporation;

(ii)           There occurs a sale, exchange, transfer, or other disposition of substantially all of the assets of the Bank to another entity, whether or not approved in advance by the Board of Directors of the Bank (for purpose of this Agreement, a sale of more than one-half of the branches of the Bank would constitute a Change in Control, but for purposes of this paragraph, no branches or assets will be deemed to have been sold if they are leased back contemporaneously with or promptly after their sale);

(iii)           A plan of liquidation or dissolution is adopted for the Bank; or

(iv)           Any "person" or any group of "persons" (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as if such provisions were applicable to the Bank, other than the holders of shares of the Bank's common stock in existence on the date of the Opening for Business, is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), as if such rule were applicable to the Bank, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank's then outstanding securities.

(d)           In the event that the Executive's employment is terminated during the Term as a result of his death or disability, he (or his estate, as the case may be) shall not be entitled to any payments or other benefits pursuant to this Section 5.5 or otherwise.

5.6           Mitigation by Executive. Executive shall not be required to mitigate the amount of any payment provided for in Section 5.5 by seeking other employment or otherwise.

6.           Effect of TARP Participation.

6.1           Basic Agreement re Effect of TARP Participation. It is anticipated by Executive and Bank that Bank may elect to participate in the Troubled Assets Relief Program ("TARP") established under the Emergency Economic Stabilization Act of 2008 ("EESA"), as amended by the American Recovery and Reinvestment Act of 2009 ("ARRA") and any subsequent legislation whether heretofore or hereafter enacted ("Subsequent Legislation") and as implemented by present and future regulations of applicable federal government agencies ("Implementing Regulations") (the requirements of EESA, ARRA, Subsequent Legislation and Implementing Regulations that may be applicable to the Bank or Executive or the compensation or benefits provided to Executive under this Agreement or otherwise as a result of the Bank's participation in TARP are sometimes referred to herein as the "TARP Provisions"). In that event, if the compensation and benefits to be provided to Executive pursuant to Sections 3, 4 and 5 of this Agreement, or any portion or element thereof, or any other compensation, benefits or perquisites hereafter agreed upon by the parties, must be reduced, delayed or otherwise modified in order for the Bank to comply with any of the TARP Provisions, as interpreted and implemented by regulations of the U. S. Department of the Treasury and the terms of any contract between Bank or Executive and said Department or any other agency of the federal government (""TARP Requirements"), this Agreement and all such other compensation, benefits and perquisites and agreements relating to any of the foregoing shall automatically be deemed amended to cause the Bank to be in compliance at all times with the TARP Requirements. Executive and Bank shall negotiate in good faith to document, by amendment or amendments to this Agreement or any other agreements, plans or benefits, the modifications so required, but the parties' failure to reach fnal agreement shall not negate the provisions of this Section.

6.2           Agreements Supporting TARP Waiver. In consideration for the benefits Executive will receive under this Agreement and potentially as a result of Bank's participation in TARP, Executive hereby voluntarily waives any claim against the Bank for any changes to Executive's compensation or benefits that are required for Bank to comply with TARP Requirements. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by any of the TARP Requirements, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which any of the TARP Requirements were adopted and any tort or constitutional claim about the effect of any of the TARP Requirements on Executive's employment relationship with Bank. Executive agrees to execute such waivers and other agreements as may be requires by the U.S. Treasury Department in connection with Bank's participation in TARP.

7.            Non-Disclosure. The Executive covenants and agrees that Executive will not at any time, either during the Term or thereafter, use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential and Proprietary Information (as defined herein), other than to (a) Executive's attorney or spouse in confidence, (b) while employed by the Bank, in the business and for the benefit of the Bank, or (c) when required to do so by a court of competent jurisdiction, any government agency having supervisory authority over the business of the Executive or the Bank or any administrative body or legislative body, including a committee thereof, with jurisdiction.

For purposes of this Agreement, "Confidential and Proprietary Information" shall mean non-public, confidential, and proprietary information provided to the Executive concerning, without limitation, the Bank's financial condition and/or results of operations, statistical data, products, ideas and concepts, strategic business plans, lists of customers or customer information, information relating to marketing plans, management development reviews, including information regarding the capabilities and experience of the Bank's employees, compensation, recruiting and training, and human resource policies and procedures, policy and procedure manuals, together with all materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, and other non-public, proprietary and confidential information of the Bank; provided, however, that Confidential and Proprietary Information shall not include any information that is known generally to the public or within the industry other than as a result of unauthorized disclosure by the Executive. It is specifically understood and agreed by the Executive that any non-public information received by the Executive during Executive's employment by the Bank is deemed Confidential and Proprietary Information for purposes of this Agreement. In the event the Executive's employment is terminated for any reason, the Executive shall immediately return to the Bank upon request all Confidential and Proprietary Information in Executive's possession or control.

8.           Non-Solicitation. Executive agrees that during the Term and for a period of twelve (12) months thereafter, unless the Executive obtains the Bank's prior written permission, which may be granted or denied at the Bank's sole and absolute discretion, the Executive shall not:

(a)             solicit or divert to any competitor of the Bank or, upon termination of the Executive's employment with the Bank, accept any business from any individual or entity that is a customer or a prospective customer of the Bank, to the extent that such prospective customer was identifiable as such prior to the date of the Executive's termination, except that this covenant of non-solicitation shall not apply with respect to anyone who, while having previously been a customer or prospect of the Bank, is no longer a customer or prospect of the Bank at the time of the solicitation; and/or

(b)             induce or encourage any officer and/or employee of the Bank to leave the employ of the Bank, hire any individual who was an employee of the Bank as of the date of the termination of the Executive's, or induce or encourage any customer, vendor, participant, agent or other business relation of the Bank to cease or reduce doing business with the Bank or in any way interfere with the relationship between any such customer, vendor, participant, agent or other business relation and the Bank.

9.           Noncomplete Agreement. For a period of twelve (12) months after any resignation or termination of Executive's employment for any reason, Executive shall not, directly or indirectly, within 25 miles of any office of the Bank, enter into or engage directly or indirectly in competition with the Bank or any subsidiary or other company under common control with the Bank, in any financial services business conducted by the Bank or any such subsidiary at the time of such resignation or termination, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, nor shall Executive assist any other person or entity in engaging directly or indirectly in such competition.

10.           Non-Disparagement. During the Term, after its expiration and following the termination of this Agreement by the Bank or the Executive for any reason, each party agrees not to make any statements, in writing or otherwise, that disparage the reputation or character of the other party or, in the case of the Bank, any subsidiaries or affiliates of the Bank or any of their respective managers, directors, officers, stockholders, partners, members or employees, at any time for any reason whatsoever, except that nothing in this Section shall prohibit any party from giving truthful testimony in any litigation or administrative proceedings either between the Executive and the Bank or in connection with which such party is subpoenaed and required by law to give testimony, including without limitation, any action by the Executive to enforce Executive's rights hereunder.

11.           Severance Compensation Conditional; Remedies for Breach of Sections 7, 8, 9 and 10; Independence of Covenants; Notice to Others; Savings Clause.

11.1           Severance Compensation Independent. Bank's obligation to pay Severance Compensation is conditioned on Executive's compliance with Paragraphs 7, 8, 9 and 10 of this Agreement and Bank shall not be obligated to pay such Severance Compensation in the event of any breach by Executive of such Paragraphs.

11.2           Remedies for Breach of Sections 7, 8, 9 and 10. Executive and Bank agree that the covenants in Sections 7, 8. 9 and 10 are reasonable covenants under the circumstances. Executive agrees that any breach of the covenants set forth in Sections 7, 8, 9 and 10 of this Agreement will irreparably harm the Bank. The Executive and the Bank agree that in the event of any breach by the Executive of the provisions set forth in Section 7, 8, 9 and 10 of this Agreement, the Bank shall be entitled to all rights and remedies available at law or in equity, including without limitation, the following cumulative and not alternative rights:

(a)           the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that monetary damages alone would be inadequate to compensate the Bank, the amount of such damages will be difficult (if not impossible) to prove precisely, and would be an inadequate remedy for such breach;

(b)           the right to institute civil suit to recover damages suffered by the Bank;

(c)           the right to recover actual reasonable attorneys' fees and other costs incurred by the Bank in connection with pursuing remedies hereunder; and

(d)           the right to seek an equitable accounting of all earnings, profits and other benefits arising from any such violation.

11.3           Independence of Covenants. The existence of any claim or cause of action of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of the provisions of Sections 7, 8, 9 and 10.

11.4           Notice to Others. Executive agrees to notify any future prospective employers and future employers, and any future joint venturers, partners and contracting parties of Executive, whose activities may be deemed to compete with Bank of the existence of each of the covenants contained in Sections 7, 8, 9 and 10 of this Agreement.

11.5           Savings Clause. In the event that any provision or provisions of any of the covenants in Section 7, 8, 9 and 10 would otherwise be determined by any court of competent jurisdiction to be unenforceable in whole or in part by reason of being for too great a period of time or covering too great a geographical area or too broad a product market, or for any other reason, each such covenant shall nevertheless remain in full force and effect and be construed so as to be enforceable as to that period of time and geographical area and product market, and on such other conditions, as may be determined to be reasonable by the court.

12.           Amendments. No amendments to this Agreement shall be binding unless in writing and signed by both parties.

13.           Notices. All notices under this Agreement shall be in writing and shall be deemed effective (i) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form, or (ii) forty-eight (48) hours after deposit thereof in the U.S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of Bank and, in the case of Bank, to the corporate headquarters, attention of the Chairman of the Board of Directors (or if Executive is at that time the Chairman of the Board of Directors, then to the Secretary of the Bank), or to such other address as the party to be notified may specify by notice to the other party.

14.           Entire Agreement. This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes and replaces all other negotiations, discussions and prior or contemporaneous agreements between the parties, whether oral or written, with respect to the subject matter of Executive's employment with Bank.

15.           Binding Effect and Benefits. The rights and obligations of Bank and Executive under this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, personal representatives, successors and assigns of Bank and Executive.

16.           Construction. This Agreement shall be construed under the laws of the Commonwealth of Pennsylvania, as they may be preempted by federal laws and regulations. Section headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

17.           Governing Law; Jurisdiction; Venue. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law rules, and by federal law to the extent it pre-empts state law. For purposes of any action or proceeding, the Executive irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement or otherwise. The Executive irrevocably agrees to service of process by certified mail, return receipt requested, to the Executive at the addressed listed in the records of the Bank. The proper venue for all such disputes, actions or proceedings shall be Chester County. The parties agree that in any action or proceeds arising under this Agreement, attorneys' fees and costs shall be awarded to the prevailing party.

18.           Executive's Acknowledgment of Terms and Right to Separate Counsel. Executive acknowledges that he has read this Agreement fully and carefully, understands its terms and that it has been entered into by Executive voluntarily. Executive further acknowledges that Executive has had sufficient opportunity to consider this Agreement and discuss it with Executive's own advisors, including Executive's attorney and accountants and that Executive has made Executive's own free decision whether and to what extent to do so.

19.           Legal Expenses. Bank shall pay to Executive all reasonable legal fees and expenses incurred by him in seeking to obtain or enforce any rights or benefits provided by this Agreement to the extent he prevails in such efforts.

20.           Indemnification of Executive. Bank shall indemnify Executive against any liability incurred in connection with any proceeding in which the Executive may be involved as a party or otherwise by reason of the fact that Executive is or was serving as Chief Executive Officer to the extent permitted by the Bank's articles of incorporation, bylaws and applicable law. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Bank shall cause its director and officer liability insurance to cover Executive during the Term and for such period thereafter as the Bank's liability insurance policy permits coverage for actions or omissions of former directors or officers.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

NEW CENTURY BANK
Attest:

/s/ Robert Philips	By: /s/ John Sickler
Secretary	For the Board of Directors

Witness:
/s/ Ruth L. Hammers
/s/ Jay S. Sidhu
Jay S. Sidhu, Individually